Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659
Atlantis Plastics, Inc. Retains Houlihan Lokey to Evaluate Strategic
Alternatives
ATLANTA, GEORGIA – (January 23, 2008) Atlantis Plastics, Inc. (NASDAQ: ATPL) (the “Company”) today announced that on January 18, 2008, the Company retained Houlihan, Lokey, Howard & Zukin as its exclusive financial advisor to assist the Company in evaluating strategic alternatives, including a possible sale of the Company. The Company cautions, however, that there can be no assurance that this evaluation will result in any specific transaction or, if any specific transaction is to occur, the timing of such a transaction. The Company does not expect to make any further announcement or disclosure of any further developments with respect to its evaluation of strategic alternatives unless and until its board of directors has approved a definitive transaction, if that occurs.
Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.
Statements herein regarding the Company’s expectations and possible future transactions constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual events to differ materially from those contained in any forward-looking statement. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s default under its Credit Facilities and its high debt level, demand fluctuations in the end markets served by the Company, the risks inherent in negotiating and consummating possible strategic alternatives as well as other “Risk Factors” set forth in the Company’s Form 10-K for fiscal 2006 and Form 10-Q for the quarter ended September 30, 2007 filed with the Securities and Exchange Commission.
For more information, please visit www.atlantisstock.com.
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